EXHIBIT 27.7





      CONSENT OF INDEPENDENT
   CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated May 15, 2000, accompanying the financial statements of Mirenco, Inc. contained in the Registration Statement and Prospectus filed on July 10, 2000. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."




Kansas City, Missouri
July 10, 2000